SUB-ITEM 77C:  MATTERS SUBMITTED TO A VOTE OF SECURITIES HOLDERS

SHAREHOLDER MEETING RESULTS (UNAUDITED)

A Special Meeting of Shareholders of Federated Managed Pool Series (the "Trust"), of which the Fund is a portfolio, was held on October 28, 2013. On August 29, 2013, the record date for shareholders voting at the meeting, there were 11,887,923.237 total outstanding shares of the Trust.
The following item was considered by shareholders of the Trust and the results of their voting were as follows:


AGENDA ITEM
Proposal to elect certain Trustees of the Trust:1

Name					For				Withheld
John T. Collins			7,690,221.700		4,178,181.407
Maureen Lally-Green		7,690,221.700	      4,178,181.407
Thomas M. O'Neill			7,690,221.700		4,178,181.407
P. Jerome Richey			7,690,221.700		4,178,181.407


1	The following Trustees continued their terms:
John F. Donahue, J. Christopher Donahue, Maureen Lally-Green (having been previously appointed by the Board), Peter E. Madden, Charles F. Mansfield, Jr., Thomas M. O'Neill (having been previously appointed by the Board), and John S. Walsh.